Exhibit 16.1

July 8, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 8, 2019 of DropCar, Inc. and are in agreement with the statements contained therein as it regards our firm.  We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ EisnerAmper LLP
EisnerAmper LLP